Exhibit 99.1

Source: Playlogic Entertainment, Inc

PRESS RELEASE

Playlogic and U & I Entertainment LLC sign a Distribution Agreement for North America

U & I Entertainment will sell and distribute Playlogic’s 2009 Line-up in North America, including the highly anticipated Fairytale Fights!

Amsterdam/New York, April 2nd, 2009 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB), an independent worldwide publisher of entertainment software, announced that it has signed a sales and distribution agreement with U & I Entertainment LCC for the North American market.

Playlogic’s VP Sales and Business Development Paige Carlson comments: “We are excited to partner with U & I Entertainment to launch Playlogic’s multi genre and multi platform console line-up in the US and Canada. The partnership combines U & I’s proven retail sales and distribution expertise with our robust line-up of games; including Infernal for Xbox 360, They Came From Upstairs for DS, Wii, PS2 and PC and the highly anticipated Fairytale Fights for X360, PS3 and PC.”

Marty Hawk, CEO of U & I added: “We are delighted to be partnering with Playlogic. Their impressive product portfolio and aggressive launch plans for North America coupled with our extensive experience at retail, is a potent combination. We look forward to a very successful and rewarding venture with Playlogic"

About U & I:
U & I ("Unsigned & Independent") Entertainment is based in Minneapolis, MN and provides sales, operations and distributions services throughout North America to developers and publishers of interactive entertainment. They cover approximately 75 percent of all retail outlets in the United States including Wall-Mart, Game Stop, Best Buy, Target and Toys ‘r Us.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 110 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands. Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 12 titles, on several platforms, during 2009.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Rick van Beem, PR Manager
T: +31 20 676 03 04
M: +31 6 22 95 67 23
E: rvanbeem@playlogicint.com

U & I Entertainment
Sara Tasler, Marketing and Public Relations Manager
T: +1 (6) 12 335 9529
E: Stasler@uient.com

For further information about Playlogic, the games it publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com